Independent Auditors' Consent


To the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust


         We consent to the use of our report dated February 6, 1996 with respect to the Dreyfus Special Growth Fund (one of the funds comprising the Dreyfus/Laurel Funds Trust), incorporated by reference in the Registration Statement on Form N-14 of Dreyfus Growth and Value Funds, Inc., on behalf of Dreyfus Aggressive Growth Fund, and to the reference to our Firm under the heading "Financial Statements and Experts" in such Registration Statement.


                                        KPMG Peat Marwick LLP

                                        /s/ KPMG Peat Marwick LLP

New York, New York
January 7, 1997